News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 23, 2010 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2010.

The Company reported net income of $279,000 for the three months ended March 31, 2010, compared to net income of $409,000 for the three months ended March 31, 2009. Net income for the six months ended March 31, 2010 increased $3.8 million to $300,000 from a net loss of $3.5 million for the six months ended March 31, 2009.

The Company reported basic and diluted earnings per share of $0.05 for the three and six months ended March 31, 2010. For the three and six months ended March 31, 2009, the basic and diluted earnings (losses) per share were $0.07 and ($0.60), respectively.

“Our second quarter results show continued improvement in the Company’s operations, including further expansion of our net interest margin and a reduction in our level of non-accrual loans,” stated John Fitzgerald, Acting President and Chief Executive Officer. “In addition, we saw a significant decrease in our construction loan portfolio during the quarter, and we expect this trend to continue throughout the second half of our fiscal year as economic conditions continue to improve.”

Results from Operations for the Three Months Ended March 31, 2010

Net income decreased $130,000 during the three-month period ended March 31, 2010 compared with the three-month period ended March 31, 2009 due to lower non-interest income and higher non-interest expenses between the two periods. Non-interest income decreased $309,000 due to lower gains from the sales of assets, specifically investment securities, which fell $502,000 to $270,000 for the three months ended March 31, 2010 from $772,000 for the three months ended March 31, 2009. Non-interest expenses increased $171,000 to $3.9 million for the three months ended March 31, 2010 from $3.7 million for the three months ended March 31, 2009 due to higher FDIC deposit insurance premiums and higher expenses associated with managing and collecting non-performing loans.

The net interest margin increased by 54 basis points to 3.30% for the quarter ended March 31, 2010 compared to 2.76% for the quarter ended March 31, 2009. The yield on interest-earning assets fell 8 basis points to 5.20% for the three months ended March 31, 2010 from 5.28% for the three months ended March 31, 2009 primarily due to the lower rate environment and higher levels of non-performing loans. However, the cost of interest-bearing liabilities fell 67 basis points to 2.02% for the three months ended March 31, 2010 from 2.69% for the three months ended March 31, 2009. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income increased $666,000, or 19.4%, to $4.1 million during the quarter ended March 31, 2010 from $3.4 million during the quarter ended March 31, 2009.

Interest and dividend income decreased $109,000, or 1.7%, to $6.5 million for the three months ended March 31, 2010 from $6.6 million for the three months ended March 31, 2009. An increase in average interest-earning assets of $4.5 million, or 0.9%, was more than offset by a decrease in the yield on such assets of 8 basis points to 5.20% for the quarter ended March 31, 2010 compared with the prior year period. Interest expense decreased $775,000, or 24.7%, to $2.4 million for the three months ended March 31, 2010 from $3.1 million for the three months ended March 31, 2009. While the average balance of interest-bearing liabilities increased $5.5 million, or 1.2%, between the two periods, the cost on such liabilities fell 67 basis points to 2.02% for the quarter ended March 31, 2010 compared with the prior year period.

The provision for loan losses was $750,000 for the three months ended March 31, 2010 compared to $411,000 for the three months ended March 31, 2009. Provisions for loan losses increased during the current period compared with the prior year period due to higher levels of non-performing loans, which are primarily secured by real estate, between the two periods. Net charge-offs were $760,000 for the three months ended March 31, 2010 compared to $1.7 million for the three months ended March 31, 2009.

The loan charge-offs during the three months ended March 31, 2010 resulted primarily from additional write-downs of loans previously deemed impaired. Four non-performing construction loans totaling $2.3 million were further written down by $731,000 during the quarter based on updated appraisals of the collateral securing the loans, reflecting continued depreciation from one year earlier. Two of the four loans are secured by land, one is secured by a substantially completed eight-unit condominium project and one is secured by a completed residential home. One commercial business loan totaling $29,000 was also charged off during the quarter.

Non-interest income decreased $309,000, or 28.0%, to $795,000 during the three months ended March 31, 2010 compared to $1.1 million for the three months ended March 31, 2009. The decrease was attributable to lower gains on the sales of available-for-sale investment securities, which decreased $502,000 to $270,000 for the three months ended March 31, 2010 from $772,000 for the three months ended March 31, 2009. The lower gains on the sales of investment securities was partially offset by higher gains on the sales of other real estate owned totaling $97,000 and higher service charge income, which increased $63,000.

During the three months ended March 31, 2010, non-interest expenses increased $171,000 to $3.9 million from $3.7 million for the three months ended March 31, 2009. A $183,000 decrease in compensation and benefit expenses was more than offset by a $155,000 increase in professional services and a $119,000 increase in FDIC deposit insurance premiums. The FDIC has increased its assessment for all FDIC-insured institutions to replenish its Deposit Insurance Fund (DIF), which has been depleted by mounting bank failures over the past 15 months.

Results from Operations for the Six Months Ended March 31, 2010

Net income increased $3.8 million during the six-month period ended March 31, 2010 compared with the six-month period ended March 31, 2009 due primarily to a lower provision for loan losses, which decreased $3.2 million to $1.2 million during the six months ended March 31, 2010 from $4.4 million for the six months ended March 31, 2009. The decrease in provision for loan losses was due to a stabilization in the level of non-performing loans and a decreased level of loan charge-offs during the six-month period ended March 31, 2010 as compared with the six-month period ended March 31, 2009.

The net interest margin increased by 44 basis points to 3.20% for the six months ended March 31, 2010 compared to 2.76% for the six months ended March 31, 2009. The yield on interest-earning assets fell 22 basis points to 5.13% for the six months ended March 31, 2010 from 5.35% for the six months ended March 31, 2009 primarily due to the lower rate environment and higher levels of non-performing loans. However, the cost of interest-bearing liabilities fell 69 basis points to 2.07% for the six months ended March 31, 2010 from 2.76% for the six months ended March 31, 2009. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income increased $1.3 million, or 18.7%, to $8.1 million during the six months ended March 31, 2010 from $6.8 million during the six months ended March 31, 2009.

Interest and dividend income decreased $215,000, or 1.6%, to $13.0 million for the six months ended March 31, 2010 from $13.2 million for the six months ended March 31, 2009. An increase in average interest-earning assets of $15.2 million, or 3.1%, was more than offset by a decrease in the yield on such assets of 22 basis points to 5.13% for the six months ended March 31, 2010 compared with the prior year period. Interest expense decreased $1.5 million, or 23.4%, to $4.9 million for the six months ended March 31, 2010 from $6.4 million for the six months ended March 31, 2009. While the average balance of interest-bearing liabilities increased $12.1 million, or 2.6%, between the two periods, the cost on such liabilities fell 69 basis points to 2.07% for the six months ended March 31, 2010 compared with the prior year period.

The provision for loan losses was $1.2 million for the six months ended March 31, 2010 compared to $4.4 million for the six months ended March 31, 2009. Net charge-offs were $1.1 million for the six months ended March 31, 2010 compared to $2.8 million for the six months ended March 31, 2009.

The loan charge-offs during the six months ended March 31, 2010 resulted primarily from additional write-downs of loans previously deemed impaired. Six non-performing construction loans totaling $6.0 million were further written down by $1.1 million during the six months based on updated appraisals of the collateral securing the loans, reflecting continued depreciation from one year earlier. Of these six loans, two totaling $3.7 million at September 30, 2009 were transferred to other real estate owned during the Company’s first quarter. In addition, one commercial business loan totaling $29,000 was also charged off during the six months ended March 31, 2010.

Non-interest income decreased $110,000, or 7.7%, to $1.3 million during the six months ended March 31, 2010 compared to $1.4 million for the six months ended March 31, 2009. The decrease was attributable to lower gains on the sales of available-for-sale investment securities, which decreased $423,000 to $349,000 for the six months ended March 31, 2010 from $772,000 for the six months ended March 31, 2009. The lower gains on sales of investment securities were partially offset by higher gains on the sales of loans, which increased $101,000, gains on the sales of other real estate owned totaling $97,000 and higher service charge income, which increased $99,000.

During the six months ended March 31, 2010, non-interest expenses increased $1.1 million to $8.3 million from $7.2 million for the six months ended March 31, 2009. Compensation and benefit expenses increased $509,000 during the six months ended March 31, 2010 primarily due to the resignation of the Company’s President and CEO in December 2009, which resulted in a one-time charge of $852,000. This one-time charge was partially offset by reductions in compensation and benefit expenses from targeted expense reductions that included staff and benefit reductions in calendar year 2009.

Also contributing to the increase in non-interest expenses between the six months periods was higher FDIC deposit insurance premiums and professional service expenses. FDIC premiums increased $307,000, or 125.8%, to $551,000 for the six months ended March 31, 2010, from $244,000 for the six months ended March 31, 2009. Professional service expenses increased $215,000, or 60.9%, to $568,000 for the six months ended March 31, 2010 from $353,000 for the six months ended March 31, 2009 due to higher legal and consulting expenses.

The Company recorded a tax benefit of $321,000 for the six months ended March 31, 2010, compared to a tax expense of $44,000 for the six months ended March 31, 2009. The current period benefit resulted from a change in the tax laws that will allow the Company to carry back its 2008 losses to reduce taxable income for the past five years (previously two years) and obtain a refund of taxes already paid. Since the Company’s deferred tax asset, which included its net operating loss carry forward, was fully reserved against by a valuation allowance at September 30, 2009, the anticipated $325,000 refund of prior taxes paid was recorded as a receivable on the balance sheet and a prior period tax benefit on the income statement for the six months ended March 31, 2010.

Balance Sheet Comparison

Total assets decreased $14.4 million, or 2.5%, to $550.8 million during the six months ended March 31, 2010. The decrease resulted from lower balances of loans receivable, net of allowance for loan loss, and investment securities, which decreased $12.3 million and $7.8 million, respectively, partially offset by increases in other real estate owned and other assets.

Total loans receivable decreased $12.3 million during the six months ended March 31, 2010 to $432.4 million and were comprised of $170.9 million (39.5%) one-to-four family residential mortgage loans, $102.5 million (23.7%) commercial real estate loans, $84.7 million (19.6%) construction loans, $37.5 million (8.7%) commercial business loans, $23.0 million (5.3%) home equity lines of credit and $13.8 million (3.2%) other loans. Contraction of the portfolio during the six months ended March 31, 2010 occurred primarily in construction loans, which decreased $8.5 million, followed by decreases of $3.2 million in commercial real estate loans and $1.6 million in residential mortgage loans.

Total non-performing loans decreased by $3.7 million to $30.2 million at March 31, 2010 from $33.9 million at September 30, 2009. Non-performing loans at March 31, 2010 consisted of $25.9 million of non-accrual loans and $4.3 million of troubled debt restructurings. During the six months ended March 31, 2010, non-accrual loans decreased $7.6 million while troubled debt restructurings increased $3.9 million. The troubled debt restructurings were modifications of delinquent loans where the Company has given a concession, such as a below-market interest rate or partial capitalization of interest due, to the borrower in order to resume a scheduled repayment from the borrower. The $4.3 million in troubled debt restructurings were current at March 31, 2010. The ratio of non-performing loans to total loans decreased to 7.0% at March 31, 2010 from 7.6% at September 30, 2009.

Included in the non-accrual loan totals were twelve construction loans totaling $15.6 million, six commercial loans totaling $4.8 million, eight residential mortgage loans totaling $4.1 million, and two home equity lines of credit totaling $1.4 million. Included in the troubled debt restructurings were three commercial real estate loans totaling $3.8 million, two residential mortgage loans totaling $458,000 and one commercial business loan totaling $75,000. The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The allowance for loan losses remained unchanged during the quarter ended March 31, 2010 at $5.8 million. The allowance for loan losses as a percentage of non-performing loans increased to 19.3% at March 31, 2010 compared with 17.1% at September 30, 2009. At March 31, 2010, the Company’s allowance for loan losses as a percentage of total loans was 1.34% compared with 1.31% at September 30, 2009. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Investment securities decreased $7.8 million to $66.3 million at March 31, 2010 from $74.0 million at September 30, 2009. Proceeds from investment calls and principal repayments totaling $9.1 million and sales of $7.6 million in investment securities during the six months ended March 31, 2010 exceeded purchases totaling $8.9 million during the six months ended March 31, 2010.

Other real estate owned increased $4.5 million to $10.1 million at March 31, 2010 from $5.6 million at September 30, 2009. The increase was the result of the Bank’s acceptance of deeds-in-lieu of foreclosure on collateral securing three construction loans and one commercial real estate loan. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

During the quarter ended March 31, 2010, the Company sold two properties from its other real estate owned portfolio. The first was a single-family residence obtained from a deed-in-lieu of foreclosure in August 2009. The home, which was being carried at $435,000, was sold in January 2010 for a loss of $14,000. The second was the second of six residential lots in Rumson, New Jersey that the Company acquired in January 2008 from the foreclosure of a loan. The sale of the lot resulted in a gain on the sale of other real estate of $111,000. Two of the remaining four lots are under contract of sale to be purchased and are expected to close before the Company’s fiscal year-end. In addition, one other real estate owned property carried at $2.2 million is under contract of sale and expected to close during the Company’s third fiscal quarter. No losses are expected on these sales.

“Our strategy of moving non-performing loans into real estate owned gives the Bank control of the property, and avoids a lengthy bankruptcy process” stated Mr. Fitzgerald.  “With the sale of the second lot in Rumson, and contracts for sale on three additional properties, we’re seeing this strategy begin to produce results. We have received numerous inquiries on these properties, and continued economic improvement will further complement our efforts.”

Other assets increased $3.3 million to $4.9 million at March 31, 2010 from $1.7 million at September 30, 2009. The increase was due to the prepayment of three years’ FDIC insurance assessments during the three months ended March 31, 2010. The FDIC opted to collect future payments from all insured institutions in order to replenish the DIF. The Company’s original prepayment in December 2009 totaled $3.6 million of which $3.3 million at March 31, 2010 is recorded as a prepaid asset.

Total deposits decreased $13.3 million, or 3.0%, to $435.2 million during the six months ended March 31, 2010. The outflow in deposits occurred in certificates of deposit (including individual retirement accounts), which decreased $17.8 million to $202.6 million, interest-bearing checking accounts, which decreased $3.4 million, or 6.8%, to $46.1 million, and non-interest checking accounts, which decreased $552,000, or 1.6%, to $34.7 million. Partially offsetting these decreases were a $7.6 million increase in savings account balances, and an $874,000 increase in money market account balances. The Company’s improved net interest margin in the first quarter was largely a result of the managed outflow of higher-rate certificates of deposit.

Included with the total deposits at March 31, 2010 were $11.0 million in Certificate of Deposit Account Registry Service (CDARS) reciprocal certificates of deposit and $20.0 million in brokered certificates of deposit. At September 30, 2009, CDARS balances were $12.0 million and brokered certificates of deposit balances were $15.9 million.

During the three months ended March 31, 2010, the Company did not repurchase any shares. Through March 31, 2010, the Company had repurchased 66,970 shares at an average price of $9.39 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,783,131.

The Company’s book value per share increased to $6.96 at March 31, 2010 from $6.94 at September 30, 2009. The increase was due to the results of operations for the six months ended March 31, 2010.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(Unaudited)
Income Statement Data:
Interest and dividend income	$6,467	$6,576	$13,009	$13,224
Interest expense	2,365	3,140	4,899	6,392
Net interest and dividend income	4,102	3,436	8,110	6,832
Provision for loan losses	750	411	1,150	4,413
Net interest and dividend income after
provision for loan losses	3,352	3,025	6,960	2,419
Non-interest income	795	1,104	1,310	1,420
Non-interest expense	3,866	3,695	8,291	7,246
Income (loss) before income tax expense	281	434	(21)	(3,407)
Income tax expense (benefit)	2	25	(321)	44
Net income (loss)	$279	$409	$300	$(3,451)

Per Share Data:
Basic earnings (losses) per share	$0.05	$0.07	$0.05	$(0.60)
Diluted earnings (losses) per share	$0.05	$0.07	$0.05	$(0.60)
Book value per share, at period end	$6.96	$7.45	$6.96	$7.45

Selected Ratios (annualized):
Return on average assets	0.20%	0.30%	0.11%	-1.28%
Return on average equity	2.78%	3.50%	1.49%	-16.20%
Net interest margin	3.30%	2.76%	3.20%	2.76%

	At the Period Ended
	March 31,	September 30,
	2010	2009
Balance Sheet Data:
Assets	$550,849	$565,207
Loans receivable	432,478	444,804
Allowance for loan losses	5,811	5,807
Investment securities - available for sale, at fair value	14,710	18,083
Investment securities - held to maturity, at cost	51,566	55,951
Deposits	435,198	448,517
Borrowings	69,090	70,127
Shareholders' Equity	40,262	40,027

Asset Quality Data:
Non-accrual loans	$25,868	$33,484
Troubled debt restructured loans	4,321	458
Total non-performing loans	30,189	33,942
REO property	10,103	5,562
Allowance for loan losses to non-performing loans	19.25%	17.11%
Allowance for loan losses to total loans receivable	1.34%	1.31%
Non-performing loans to total loans receivable	6.98%	7.63%
Non-performing assets to total assets	7.31%	6.99%
Non-performing assets to total equity	100.07%	98.69%